Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Nos. 333-270664 and 333-270664-01), as amended by this Post-Effective Amendment No. 1, and the related Prospectus of Americold Realty Trust, Inc. and Americold Realty Operating Partnership, L.P. for the registration of common stock, preferred stock, depository shares, warrants, and guarantees of debt securities of Americold Realty Trust, Inc., guarantees of debt securities of Americold Realty Operations, Inc., Americold Australian Holdings Pty Ltd, Icecap Properties NZ Limited, and Nova Cold Logistics ULC, and debt securities of Americold Realty Operating Partnership, L.P. and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated financial statements and schedule of Americold Realty Trust, Inc., and the effectiveness of internal control over financial reporting of Americold Realty Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 3, 2024